Exhibit 10.01

SECURED CONVERTIBLE NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH NOTE (WHICH OTHER COUNSEL IS SATISFACTORY TO THE COMPANY) THAT SUCH NOTE MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS AND (3) THE COMPANY APPROVES OF SUCH PROPOSED PLEDGE, SALE, ASSIGNMENT, HYPOTHECATION OR TRANSFER. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

U.S. $4,000,000.00	Date: December 22, 2015
Pittsburgh, Pennsylvania

In consideration of the execution of this Secured Convertible Note (“Note”) hereunder, BLU Autoworks LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to the order of Deer Valley Corporation, a Florida corporation (the “Holder”), the principal amount of up to Four Million and 00/100 Dollars ($4,000,000.00) (borrowed by the Company by the Holder in one or more tranches as agreed between the Company and the Holder) together with interest thereon calculated from the date of issuance set forth above.

1. Interest. Interest on the unpaid, unconverted borrowed principal amount under this Note plus unpaid interest accrued thereon (compounded annually) shall accrue at the rate of five percent (5.0%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) (the “Initial Interest Rate”), commencing on the date of such borrowing; provided, in the event that an Event of Default (as defined in Section 3 hereof) has occurred, interest shall accrue at the Initial Interest Rate plus three percent (3%) per annum for each period for which such Event of Default continues (“Default Interest Rate”) until such Event of Default has been cured.

2. Payment of Principal and Interest.

(a) Scheduled Payment; Maturity. Provided the Conversion shall not have occurred pursuant to the Holder’s Conversion rights hereunder, the Company shall pay the principal amount outstanding under this Note and accrued and unpaid interest thereon, if any, to the Holder on the date which is the earlier of: (i) June 30, 2016 or (ii) the execution of the Italian Agreement (defined in Section 12 hereof) (such earlier date, the “Maturity Date”), as the same may be extended by the mutual agreement of the Company and the Holder.

(b) Conversion. Upon conversion of the entire outstanding principal amount of this Note plus all accrued and unpaid interest thereon into a membership interest in the Company in accordance with Section 4 hereof (the “Conversion”), this Note shall be deemed cancelled and shall be deemed paid in full and the Company shall have no further obligation to the Holder (other than the obligation to issue the membership interest into which this Note has been converted).

(c) No Cash Prepayment. The outstanding principal amount of, and accrued but unpaid interest on, this Note shall not be repaid by the Company in cash prior to the Maturity Date (except upon a liquidation event or as otherwise expressly set forth herein) without the written consent of Holder.

3. Events of Default. For purposes of this Note, an “Event of Default” shall have been deemed to have occurred if:

(a) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the U.S. Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any subsidiary) relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (A) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within sixty (60) days;

(b) the Company fails to pay any sum when due under this Note within ten (10) business days after the same becomes due and payable; or

(c) the Company fails to observe or perform any material covenant or agreement set forth in this Note (except a default in the payment of money) or the Security Agreement within thirty (30) days after written notice thereof is received by the Company.

If an Event of Default specified in this Section 3 occurs, then the aggregate principal amount of this Note (together with all accrued but unpaid interest thereon) shall become immediately due and payable without any prior notice, presentment, demand or any action on the part of the Holder, and the Company shall immediately pay to the Holder all amounts due and payable with respect to this Note.

4. Conversion.

(a) Subject to the terms and conditions of this Note, at any time after or simultaneously with the execution of the Italian Agreement, upon five (5) days’ prior written notice (the “Conversion Notice”), the Holder may convert all of the then outstanding principal amount of this Note plus all accrued and unpaid interest thereon (subject to Section 5 hereof) into a membership interest in the Company which membership interest shall entitle the Holder to receive, upon liquidation of the Company, shares of Tua Autoworks Holdings S.à.r.l. (“Tua Luxembourg”) equal to 5.74% of the outstanding capital shares of Tua Luxembourg as calculated immediately after such conversion (the “shares of Tua Luxembourg”), or, if the Holder elects to request an Independent Valuation Analysis (as defined below), such percentage of the shares of Tua Luxembourg as determined by an Independent Valuation Analysis.

(b) The Company shall provide written notice (the “Italian Agreement Notice”) to the Holder not later than ten (10) days prior to the execution of the Italian Agreement. The Italian Agreement Notice shall contain the material terms and conditions of the Italian Agreement and the intended signing date of the Italian Agreement.

(c) The Conversion of this Note shall be deemed to have occurred as of the close of business on the Conversion Date; and at such time, the rights of the Holder of this Note as such Holder shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Tua Luxembourg are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Tua Luxembourg represented thereby.

(d) As soon as possible after the Conversion Date (but in any event within thirty (30) business days thereafter), the Company shall deliver to the Holder a certificate or certificates representing the number of shares in Tua Luxembourg issuable by reason of the conversion of this Note in the name of Holder.

(e) The issuance of certificates for shares of Tua Luxembourg upon conversion of this Note (if any) and liquidation of the Company shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of the shares of Tua Luxembourg.

(f) The Company shall assist and cooperate with the Holder with respect to any governmental filings or governmental approvals prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by Tua Luxembourg or the Company).

(g) All shares of Tua Luxembourg shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens (other than liens imposed by or through the Holder and restrictions on transfer under Federal and state securities laws) and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Tua Luxembourg may be so issued without violation of any applicable law or governmental regulation.

(h) As soon as possible after written request of the Holder, the Company, at its expense, shall engage a qualified business appraiser mutually selected by the Company and the Holder to appraise the value of Tua Luxembourg (an “Independent Valuation Analysis”).

(i) Upon written request of the Holder, the Company and Tua Luxembourg shall provide such additional information to which the Company reasonably requests concerning the Company, Tua Luxembourg, and related entities.

5. Liquidation Preference; Subordination.

(a) In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and occurring prior to any Conversion, the Company intends that the Holder will receive a preference equal to the amount the borrowings by the Company under this note plus accrued interest in the liquidation, dissolution or winding up of the Company ahead of all other holders of debt of the Company except for Blu Investors LLC, which shall have priority over the obligation provided for herein with respect to a principal balance of $235,000 plus accrued interest (with the holder and Blu Investors subject to Section 5(b) below) and equity holders in the Company.

(b) Upon written request by the Company and provided that the Company is not in breach of any of its obligations under this Note, the Holder shall execute and deliver any and all documents necessary or appropriate to subordinate its payment rights and security interests under this Note to Superior Debt of the Company. For purposes of this Note, the term “Superior Debt” shall mean a borrowing from a bank or other financial institution regularly engaged in lending transactions, in any principal amount, for purposes of working capital (including without limitation equipment purchases) used in the ordinary course of the Company’s business.

6. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full or, upon the conversion of this Note into shares of Tua Luxembourg pursuant to Section 4 hereof, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

7. Amendment and Waiver. This Note may only be amended, modified or supplemented by an agreement in writing signed by the Company and the Holder. Any of the terms of this Agreement may be waived, only by a written document signed by the party or parties waiving compliance.

8. Payments. All payments to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds or by certified check, at the option of the Company.

9. Place of Payment. Delivery of this Note, principal and interest, when and if made, or shares of Tua Luxembourg, if and when this Note is converted, shall be made to the Holder at the following address:

Deer Valley Corporation

205 Carriage Street

Guin, AL 35563

Attn: J. Steven Lawler

10. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

11. Costs of Enforcement. In the event any action is taken to enforce the rights of the Holder, in addition to such other relief as may be granted, the Company shall be responsible for all reasonable costs and expenses, including reasonable attorneys’ fees incurred in such action unless such action is without merit.

12. Definitions. The following terms used in this Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

“Conversion Date” means the date of the occurrence of the Conversion.

“Italian Agreement” means the closing of the transaction contemplated by a Development Agreement between a subsidiary of Tua Luxembourg and the Government of Italy related to the establishment and financing of automotive manufacturing, assembly and retail operations in Italy.

“Security Agreement” means that certain Security Agreement by and between the Company and the Holder dated as of the date hereof.

13. Miscellaneous. The rights and obligations under this Note shall be binding upon and inure to the benefit of the Company and the Holder hereof and its respective successors and assigns; provided, however, that the Company may not assign this Note without the prior written consent of the Holder and the Holder may not assign this Note except in accordance with Federal and state securities laws and regulations. This Note shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to its conflict of laws principles).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

COMPANY:

BLU Autoworks LLC

By:	s/ Anthony J. Bonidy
Name:	Anthony J. Bonidy
Title:	Manager

Accepted and agreed:

HOLDER:

Deer Valley Corporation

By:	J. Steven Lawler
Name:	J. Steven Lawler
Title:	Vice President – Finance

Tua Autoworks Holdings S.à.r.l. (as to the conversion rights)

By:	s/ Anthony J. Bonidy
Name:	Anthony J. Bonidy
Title:	Manager

[Signature Page to BLU Autoworks Secured Convertible Note]